Exhibit 99.7

July 10, 2026

Capstone 72, Inc.

1440 Rockside Rd, Suite 118, Rockside Plaza, Parma, OH 44134

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-11 (the “Registration Statement”) of Capstone 72, Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Raheem Sebastian Hamilton
Name: Raheem Sebastian Hamilton